EXHIBIT (d)(11)

INVESTMENT SUB-ADVISORY AGREEMENT between EATON VANCE MANAGEMENT and PARAMETRIC RISK ADVISORS LLC for EATON VANCE RISK-MANAGED EQUITY OPTION INCOME FUND

     AGREEMENT made this 11th day of February, 2008, between Eaton Vance Management, a Massachusetts business trust (the “Adviser”), and Parametric Risk Advisors LLC, a Delaware limited liability company (the “Sub-Adviser”).

     WHEREAS, the Adviser has entered into an Investment Advisory Agreement (the “Advisory Agreement”) with Eaton Vance Special Investment Trust, a Massachusetts business trust (the “Trust”) on behalf of Eaton Vance Risk-Managed Equity Option Income Fund (the “Fund”), relating to the provision of portfolio management services to the Fund; and

     WHEREAS, the Advisory Agreement provides that the Adviser may delegate any or all of its portfolio management responsibilities under the Advisory Agreement to one or more sub-investment advisers; and

     WHEREAS, the Adviser and the Trustees of the Trust desire to retain the Sub-Adviser to render portfolio management services to the Fund in the manner and on the terms set forth in this Agreement;

     NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein, the Adviser and the Sub-Adviser agree as follows:

     1. Appointment. The Adviser hereby appoints the Sub-Adviser to act as the investment adviser for and to manage the investment and reinvestment of the assets of the Fund related to the Fund’s option strategy on the terms set forth in this Agreement. The Sub-Adviser accepts such appointment and agrees to furnish the services herein set forth herein for the compensation herein provided. The Sub-Adviser shall not be responsible for aspects of the Fund’s investment program other than its option strategy, including without limitation purchases and sales of securities other than options, selection of brokers to conduct such purchases and sales of securities other than options, compliance with investment policies and restrictions other than those concerning options, or proxy voting.

     2. Sub-Adviser Duties. Subject to the supervision of the Trust’s Board of Trustees (the “Board”) and the Adviser, the Sub-Adviser will provide a continuous investment program relating to the Fund’s purchase or sale of options for the Fund’s portfolio. Subject to approval of the Trust’s Board and notice to the Sub-Adviser, the Adviser retains complete authority immediately to assume direct responsibility for any function delegated to the Sub-Adviser under this Agreement. Subject to the foregoing, the Sub-Adviser will provide options investment research and conduct a continuous program of options evaluation, investment, sales, and reinvestment of the Fund’s assets by determining the options strategy that the Fund shall pursue, including which options shall be purchased, entered into, sold, closed, or exchanged for the Fund, when these transactions should be executed, and what portion of the assets of the Fund shall have options written against them. The Sub-Adviser will provide the services under this Agreement in accordance with the Fund’s investment objective or objectives, policies, and restrictions as stated in the Trust’s Registration Statement filed with the Securities and Exchange Commission (“SEC”), as amended (the “Registration Statement”), copies of which shall be sent to the Sub-Adviser by the

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Adviser prior to the commencement of this Agreement and promptly following any such amendment. The Adviser and the Sub-Adviser further agree as follows:

     a. Each of the Adviser and the Sub-Adviser will conform materially with the 1940 Act and all rules and regulations thereunder, all other applicable federal and state laws and regulations, with materially any applicable procedures adopted by the Trust’s Board of which the Sub-Adviser has been sent a copy, and the provisions of the Registration Statement, of which the Sub-Adviser has received a copy and with the Sub-Adviser’s portfolio manager operating policies and procedures as are approved by the Adviser. Each of the Adviser and the Sub-Adviser shall exercise reasonable care in the performance of its duties under the Agreement.

     b. In connection with any purchase and sale of securities for the Fund related to the implementation of the options strategy developed by the Sub-Adviser, the Sub-Adviser will arrange for the transmission to the custodian for the Fund (the “Custodian”) on a daily basis such confirmation, trade tickets, and other documents and information, including, but not limited to, Cusip, Cedel, or other numbers that identify options to be purchased or sold on behalf of the Fund, as may be reasonably necessary to enable the Custodian to perform its administrative and recordkeeping responsibilities with respect to the Fund. With respect to options to be settled through the Fund’s Custodian, the Sub-Adviser will arrange for the prompt transmission of the confirmation of such options trades to the Fund’s Custodian.

     c. The Sub-Adviser will assist the Custodian in determining or confirming, consistent with the procedures and policies stated in the Registration Statement or adopted by the Board, the value of any options or other assets of the Fund for which the Sub-Adviser is responsible and for which the Custodian seeks assistance from or identifies for review by the Sub-Adviser; provided that the Sub-Adviser shall be responsible for determining in good faith, consistent with the procedures and policies stated in the Registration Statement or adopted by the Board, the fair value of the Fund’s portfolio of options for which the Sub-Adviser is responsible and shall obtain at its own expense pricing services for the Fund’s portfolio of options from Interactive Data (“IDS”), Bloomberg, or another pricing service to be mutually agreed. The parties acknowledge that the Sub-Adviser is not a custodian of the Trust’s assets and will not take possession or custody of such assets.

     d. Following the end of the Fund’s semi-annual period and fiscal year, the Sub-Adviser will assist the Adviser in preparing a letter to shareholders containing a discussion of relevant investment factors in respect of both the prior quarter and the fiscal year to date.

     e. The Sub-Adviser will complete and deliver to the Adviser for each quarter by the 5th business day of the following quarter a written compliance checklist in a form provided by the Adviser relating to the performances of the Sub-Adviser under this Agreement.

     f. The Sub-Adviser will make available to the Fund and the Adviser, promptly upon request, any of the Fund’s investment records and ledgers maintained by the Sub-Adviser (which shall not include the records and ledgers maintained by the Custodian or portfolio accounting agent for the Fund) as are necessary to assist the Fund and the Adviser to comply with requirements of the 1940 Act and the Investment Advisers Act of 1940, as amended (the “Advisers Act”), and the rules under each, as well as other applicable laws. The Sub-Adviser will furnish to regulatory authorities having the requisite authority any information or reports in connection with such services in respect to the Fund which may be requested by such authorities in order to ascertain whether the operations of the Fund are being conducted in a manner consistent with applicable laws and regulations.

     g. The Sub-Adviser will provide reports to the Board for consideration at meetings of the Board on the options portion of the investment program for the Fund and the options purchased and

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sold for the Fund’s portfolio, and will furnish the Board with such periodic and special reports as the Board and the Adviser may reasonably request.

     h. The Adviser shall assure that the Fund complies with its investment policies and restrictions as set forth in the Registration Statement, except for policies and restrictions concerning implementation of the Fund’s options strategy, and the Adviser acknowledges that the Sub-Adviser shall not be responsible for the Fund’s compliance with its investment policies and restrictions other than those concerning implementation of the Fund’s option strategy.

     The Adviser acknowledges that the Sub-Adviser shall not be responsible for meeting or monitoring compliance with the income and asset diversification requirements of Section 851 of the Internal Revenue Code, and the Adviser acknowledges that the Adviser is responsible for the same.

     3. Broker-Dealer Selection. The Sub-Adviser is authorized to make decisions to buy and sell options for the Fund’s portfolio, and to select broker-dealers and to negotiate brokerage commission rates in effecting an option transaction. The Sub-Adviser’s primary consideration in effecting an option transaction will be to obtain the best execution for the Fund, taking into account the factors specified in the prospectus and/or statement of additional information for the Fund, and determined in consultation with the Adviser, which include price (including the applicable brokerage commission or dollar spread), the size of the order, the nature of the market for the option, the timing of the transaction, the reputation, experience and financial stability of the broker-dealer involved, the quality of the service, the difficulty of execution, and the execution capabilities and operational facilities of the firm involved, and the firm’s risk in positioning a block of options. Accordingly, the price to the Fund in any transaction may be less favorable than that available from another broker-dealer if the difference is reasonably justified, in the judgment of the Sub-Adviser in the exercise of its fiduciary obligations to the Fund, by other aspects of the portfolio execution services offered. The Sub-Adviser shall not receive any research service from any broker-dealer or from any third party that is paid by such broker-dealer in return for placing trades through such broker-dealer on behalf of the Fund. The Sub-Adviser will consult with the Adviser to ensure that portfolio transactions on behalf of the Fund are directed to broker-dealers on the basis of criteria reasonably considered appropriate by the Adviser. To the extent consistent with these standards, the Sub-Adviser is further authorized to allocate the orders placed by it on behalf of the Fund to an affiliated broker-dealer. Such allocation shall be in such amounts and proportions as the Sub-Adviser shall determine consistent with the above standards, and the Sub-Adviser will report on said allocation regularly to the Trust’s Board indicating the broker-dealers to which such allocations have been made and the basis therefore.

     4. Compensation of the Sub-Adviser. For the services, payments and facilities to be furnished hereunder by the Sub-Adviser, to the extent the Adviser receives at least such amount from the Fund pursuant to the Advisory Agreement, the Sub-Adviser shall be entitled to receive from the Adviser compensation in an amount equal to the following of the average daily net assets of the Fund throughout each month:

On the Fund’s average net assets that are subject to a written put or call strategy on individual stocks as determined by the Adviser from time to time:

Average Daily Net Assets for the Month	Annual Fee Rate

Up to $1 billion	0.185%
$1 billion and over	0.180%

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On the Fund’s average net assets that are not subject to such written put or call strategy on individual stocks:

Average Daily Net Assets for the Month	Annual Fee Rate

Up to $1 billion	0.04500%
$1 billion and over	0.04375%

Such compensation shall be paid monthly in arrears on the last business day of each month. The Fund’s daily net assets shall be computed in accordance with the Declaration of Trust of the Trust and any applicable votes and determinations of the Trustees of the Trust. In case of initiation or termination of the Agreement during any month with respect to the Fund, the fee for that month shall be based on the number of calendar days during which it is in effect.

     5. Allocation of Charges and Expenses. It is understood that, pursuant to the Advisory Agreement, the Fund will pay all expenses other than those expressly stated to be payable by the Sub-Adviser hereunder or by the Adviser under the Advisory Agreement, which expenses payable by the Fund shall include, without limitation, (i) expenses of maintaining the Fund and continuing its existence; (ii) registration of the Trust under the Investment Company Act of 1940; (iii) commissions, spreads, fees and other expenses connected with the acquisition, holding and disposition of securities and other investments; (iv) auditing, accounting and legal expenses; (v) taxes and interest; (vi) governmental fees; (vii) expenses of issue, sale and redemption of shares; (viii) expenses of registering and qualifying the Fund and its shares under federal and state securities laws and of preparing and printing registration statements or other offering statements or memoranda for such purposes and for distributing the same to shareholders and investors, and fees and expenses of registering and maintaining registrations of the Fund and of the Fund’s placement agent as broker-dealer or agent under state securities laws; (ix) expenses of reports and notices to shareholders and of meetings of shareholders and proxy solicitations therefor; (x) expenses of reports to governmental officers and commissions; (xi) insurance expenses; (xii) association membership dues; (xiii) fees, expenses and disbursements of custodians and subcustodians for all services to the Fund (including without limitation safekeeping of funds, securities and other investments, keeping of books, accounts and records, and determination of net asset values, book capital account balances and tax capital account balances); (xiv) fees, expenses and disbursements of transfer agents, dividend disbursing agents, shareholder servicing agents and registrars for all services to the Fund; (xv) expenses for servicing shareholder accounts; (xvi) any direct charges to shareholders approved by the Trustees of the Trust; (xvii) compensation and expenses of Trustees of the Trust who are not members of the Adviser’s or the Sub-Adviser’s organizations; and (xviii) such non-recurring items as may arise, including expenses incurred in connection with litigation, proceedings and claims and the obligation of the Trust to indemnify its Trustees, officers, and shareholders with respect thereto.

     6. Other Interests. It is understood that Trustees and officers of the Trust and shareholders of the Fund are or may be or become interested in the Sub-Adviser as partners, officers, employees, interestholders or otherwise and that partners, officers, employees and interestholders of the Sub-Adviser are or may be or become similarly interested in the Fund, and that the Sub-Adviser may be or become interested in the Fund as a shareholder or otherwise. It is also understood that partners, officers, employees and interestholders of the Sub-Adviser may be or become interested (as directors, trustees, officers, employees, shareholders or otherwise) in other companies or entities (including, without limitation, other investment companies) that the Sub-Adviser may organize, sponsor, or acquire, or with which it may merge or consolidate, and which may include the words “Parametric” or any combination thereof as part of their name, and that the Sub-Adviser or its subsidiaries or affiliates may enter into advisory or management agreements or other contracts or relationships with such other companies or

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entities.

     7. Limitation of Liability of the Sub-Adviser. The services of the Sub-Adviser to the Adviser for the benefit of the Fund are not to be deemed to be exclusive, the Sub-Adviser being free to render services to others and engage in other business activities. In the absence of willful misfeasance, bad faith, gross negligence or reckless disregard of obligations or duties hereunder on the part of the Sub-Adviser, the Sub-Adviser shall not be subject to liability to the Adviser or the Fund or any shareholder in the Fund for any act or omission in the course of, or connected with, rendering services hereunder or for any losses that may be sustained in the acquisition, holding, or disposition of any security or other investment.

     8. Duration and Termination of this Agreement. This Agreement shall become effective upon the date of its execution, and, unless terminated as herein provided, shall remain in full force and effect through and including the second anniversary of the execution of this Agreement and shall continue in full force and effect indefinitely thereafter, but only so long as such continuance after such date is specifically approved at least annually (i) by the Board of Trustees of the Trust or by vote of a majority of the outstanding voting securities of the Fund and (ii) by the vote of a majority of those Trustees of the Trust who are not interested persons of the Sub-Adviser, the Adviser, or the Trust cast in person at a meeting called for the purpose of voting on such approval.

     This Agreement may be terminated as to the Fund without the payment of any penalty by (i) the Adviser, subject to the approval of the Trustees of the Trust; (ii) the vote of the Trustees of the Trust; (iii) the vote of a majority of the outstanding voting securities of the Fund at any annual or special meeting; or (iv) the Sub-Adviser, in each case on sixty (60) days’ written notice. This Agreement shall terminate automatically in the event of its assignment or in the event that the Advisory Agreement shall have terminated for any reason.

     9. Amendments of the Agreement. This Agreement may be amended by a writing signed by both parties hereto, provided that no amendment to this Agreement shall be effective until approved (i) by the vote of a majority of those Trustees of the Trust who are not interested persons of the Sub-Adviser, the Adviser, or the Trust cast in person at a meeting called for the purpose of voting on such approval, and (ii) if required by the Investment Company Act of 1940, by vote of a majority of the outstanding voting securities of the Fund.

     10. Limitation of Liability. The Sub-Adviser expressly acknowledges the provision in the Declarations of Trust of the Trust and of the Adviser limiting the personal liability of trustees, officers, and shareholders of the Fund and the Adviser, respectively, and the Sub-Adviser hereby agrees that it shall have recourse to the Fund or the Adviser, respectively, for payment of claims or obligations as between the Fund or the Adviser, respectively, and the Sub-Adviser arising out of this Agreement and shall not seek satisfaction from the trustees, officers, or shareholders of the Fund or the Adviser.

     11. Certain Definitions. The terms “assignment” and “interested persons” when used herein shall have the respective meanings specified in the Investment Company Act of 1940, as now in effect or as hereafter amended subject, however, to such exemptions as may be granted by the Securities and Exchange Commission by any rule, regulation or order. The term “vote of a majority of the outstanding voting securities” shall mean the vote, at a meeting of shareholders, of the lesser of (a) 67 per centum or more of shares of the Fund present or represented by proxy at the meeting if the holders of more than 50 per centum of the outstanding shares of the Fund are present or represented by proxy at the meeting, or (b) more than 50 per centum of the outstanding shares of the Fund.

12. Miscellaneous.

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     (a) If any term or provision of this Agreement or the application thereof to any person or circumstance is held to be invalid or unenforceable to any extent, the remainder of this Agreement or the application of such provision to other persons or circumstances shall not be affected thereby and shall be enforced to the fullest extent permitted by law.

     (b) This Agreement shall be governed by and interpreted in accordance with the laws of the Commonwealth of Massachusetts.

     (c) This Agreement may be executed by the parties hereto in any number of counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

EATON VANCE MANAGEMENT

By: /s/ Maureen A. Gemma
Maureen A. Gemma
Vice President
and not individually

PARAMETRIC RISK ADVISORS LLC

By: /s/ Aaron W. Singleton
Aaron W. Singleton
Treasurer

Acknowledged and agreed to as of the day and year first above written: EATON VANCE SPECIAL INVESTMENT TRUST (on behalf of Eaton Vance Risk-Managed Equity Option Income Fund)

By:	/s/ Thomas E. Faust Jr.
Thomas E. Faust Jr, President

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